UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 24, 2026

SSR Mining Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia

(State or Other Jurisdiction of Incorporation)

001-35455

(Commission File Number)

98-0211014

(I.R.S. Employer Identification No.)

6900 E. Layton Ave., Suite 1300, Denver, Colorado USA 80237

(Address of principal executive offices) (zip code)

(303) 292-1299

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares without par value	SSRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry Into a Material Definitive Agreement.

On March 3, 2026, SSR Mining Inc., a British Columbia corporation (the “Company”), announced that it had entered into a binding memorandum of understanding (the “MoU”) with Cengiz Holding A.Ş. (“Cengiz Holding”) to sell its 80% ownership interest in the Çöpler mine and related properties in Türkiye (collectively, “Çöpler”) for $1.5 billion (the “Purchase Price”) in cash.

As contemplated by the MoU, on March 24, 2026, the Company, its wholly owned subsidiary Alacer Gold Corp. S.à r.l. (the “Seller”), and Cengiz Holding entered into a share purchase agreement (the “Purchase Agreement”) pursuant to which Cengiz Holding agreed to acquire or have an affiliate acquire all of the issued and outstanding shares of Alacer Gold Madencilik A.Ş., a wholly owned subsidiary of the Company through which the Company holds its interest in Çöpler, for a purchase price of $1.5 billion (subject to adjustments for certain cash, indebtedness and net working capital balances as well as for certain other amounts owed to third parties at the time of the closing) (the “Transaction”). The Transaction excludes the Company’s interests in the Hod Maden development project. The Purchase Price is payable in U.S. dollars at closing.

The Purchase Agreement contains representations from the Seller limited to its ownership of Çöpler, its ability to enter into the Purchase Agreement and related agreements and other matters. The closing of the Transaction is expected to occur on or before July 22, 2026, and will be subject to receipt of regulatory approval from the Turkish General Directorate of Mining and Petroleum Affairs as well as other consents and approvals that may be required in connection with the Transaction, and other customary closing conditions. The Purchase Agreement contains customary termination rights for failure to obtain required consents or material breach by another party. The Purchase Agreement supersedes the MoU in all respects.

The Purchase Agreement contemplates the execution of a transition services agreement that will set forth certain services to be provided by the Company (or an affiliate) to the Çöpler business for a transition period following the closing of the Transaction.

As had been contemplated by the MoU, Cengiz Holding has deposited an amount of $100 million in escrow, which will be credited against the purchase price at the closing or refundable (in full or partially) in certain limited circumstances.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.06. Material Impairments.

In connection with the Transaction described in Item 1.01 of this Current Report on Form 8-K, on March 24, 2026, the Company determined that it expects to incur a non-cash charge between approximately $310 million and $340 million, as a result of the Purchase Price compared to the estimate of the current net asset value of the Çöpler mine. The Company expects that the non-cash charge will be recorded in the quarter ending March 31, 2026. The Çöpler mine will be classified as held for sale in the balance sheet as of March 31, 2026, and will be treated as a discontinued operation. The estimated non-cash charge reflects the Company’s best estimate as of the date of this Current Report on Form 8-K; however, the Company continues to evaluate the amount of the charge.

Item 7.01. Regulation FD Disclosure.

On March 25, 2026, the Company issued a news release announcing the entering into of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such a filing.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1*	Share Purchase Agreement, dated March 24, 2026, among SSR Mining Inc., Alacer Gold Corp. S.à r.l. and Cengiz Holding A.Ş.
99.1	News Release, dated as of March 25, 2026, announcing SSR Mining Inc. entering into a binding share purchase agreement to sell its ownership in the Çöpler mine
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SSR MINING INC.

	By:	/s/ Eric Gunning
Name: Eric Gunning
Title: General Counsel and Corporate Secretary
Dated: March 26, 2026